SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 11, 2011
Date of Report
(Date of Earliest Event Reported)

SHEARSON AMERICAN REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

2509 Dakota Rock Drive, Ruskin, FL 33570
(Address of principal executive offices)

503-929-4611
(Registrant's telephone number)

NEVADA	000-29627	88-0212662
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Shearson American REIT (the “Company”) announced today that John D Glasgow, the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, resigned from the Company on April 1, 2011. Mr. Glasgow and the Company have no disagreements with respect to any matter, including but not limited to any accounting-related policy or matter. At that time, the Company’s President and Chief Operating Officer, assumed the duties

On June 20, 2011, Aaron J. Phipps, age 34, joined  the Company as its Interim Chief Financial Officer and will serve as the Company’s principal financial and accounting officer. Mr. Phipps will serve in these capacities until his successor is elected and qualifies or until his death, resignation or removal from office.

Prior to joining Shearson American REIT, Mr. Phipps has over 10 years of real estate and corporate accounting experience, including completion of an IPO on the NYSE, and several follow-on offerings.  This experience includes management of numerous employees and multiple accounting departments.  During his time in real estate, Mr. Phipps has overseen accounting and financial reporting for over 200 commercial and residential properties and managed departments totaling more than 20 employees, along with extensive involvement of acquisitions and dispositions totaling more than $400 Million, disposition and financings.  During his career, he has worked both for Real Estate Investment Trusts (REITs), and in the global private equity industry focusing in buyouts, recapitalizations and joint ventures.  Mr. Phipps has worked for such companies as AIMCO (Apartment Investment and Management Company), Windrose Medical Properties Trust (now part of HealthCare REIT) and Advent International (a global private equity firm).

Mr. Phipps will be paid once the Company is considered “funded” on an initial annual base salary of $120,000 and is eligible to receive an annual cash bonus in an amount to be determined by the Company’s compensation committee.  This bonus will be determined on a combination of corporate and individual performance goals to be determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Shearson American REIT,Inc.

By:	/s/ Richard Orcutt
President
Date: July 12, 2011